Exhibit 23.2

kpmg
KPMG LLP Chartered Accountants Box 10426, 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Telefax (604) 691-3031 www.kpmg.ca

Independent Accountants’ Consent

The Board of Directors

Moving Bytes Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-10826, 333-12078 and 333-12916) on Form S-8 of Moving Bytes Inc. of our report dated March 19, 2004 with respect to the consolidated balance sheet of Moving Bytes Inc. as of December 31, 2003, and the related consolidated statements of operations and deficit and cash flows for the year then ended, which report appears in the Annual Report on Form 10-KSB of Moving Bytes Inc.

Our report dated March 19, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

April 13, 2005

[[[[	KPMG LLP, a Canadian limited liability partnership is the Canadian member of KPMG International, a Swiss nonoperating association..